EXHIBIT 5.1

March 2, 2010

The Board of Directors of Good Times Restaurants Inc.

601 Corporate Circle

Golden, Colorado 80401

                Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

                We have acted as counsel for Good Times Restaurants Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the offering for potential resale of up to 643,797 shares (the "Shares") of the Company's common stock, par value $.001 per share, by certain securityholders (the "Selling Securityholders") of the Company.

The Shares are issuable to the Selling Securityholders upon conversion of the Secured Convertible Promissory Note (the "Note") and the Warrants (the "Warrants") issued by the Company to the Selling Securityholders pursuant to the Loan Agreement, dated as of February 1, 2010 (the "Loan Agreement"), between the Company and the Selling Securityholders.  The Shares are being registered pursuant to the registration rights granted to the Selling Securityholders pursuant to the Loan Agreement.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records and documents of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, which we deemed relevant and necessary for the basis of our opinion hereafter expressed.

                In arriving at the opinion expressed below, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

                Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Notes and the Warrants, including payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

                The foregoing opinion is limited to the corporate laws of the State of Nevada, Nevada Revised Statutes Chapter 78, and we express no opinion as to the effect on the matters covered by this letter on the laws of any other jurisdiction.

                We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus.  By the giving of such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or within the meaning of the rules and regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.